Exhibit 10.7.3

ADDENDUM No. 2

THIS ADDENDUM is to the Broker Agreement dated March 26, 1999 between Hull & Company, Inc. (“Broker”) and USF&G Specialty Insurance Company (“Company”) as amended by an addendum effective July 1, 2000 (the “Agreement”).

WHEREAS, the Agreement currently has mutual exclusivity and non-competition language encompassing the State of Florida; and

WHEREAS, Broker and Company have agreed to delete the mutual exclusivity and non-competition language for the State of Florida.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Broker and Company agree to amend the Agreement as follows:

1.	The first paragraph of Section 1 of the Agreement shall be amended to state as follows:

Subject to the underwriting rules and regulations of the Company as they are from time to time constituted, the Company hereby empowers the Broker to act as its authorized insurance representative for purposes of marketing, issuance and delivery of the Company’s renewal residential property insurance policies in the States of Florida, North Carolina, South Carolina and Texas (hereinafter the “States”) and all new residential property insurance business with insured values between $50,000 and $300,000 written on HO3 policy forms in the States (such renewal and new business shall hereinafter be referred to collectively as “Policies”). Broker may represent other insurance companies with respect to such business. The Company grants the Broker the following authorities and the Broker accepts responsibility for the following obligations, which shall be performed exclusively within the States:

2	Section 9 of the Agreement shall be deleted in its entirety.

3.	The effective date of this Addendum shall be July 1, 2001.

USF&G SPECIALTY INSURANCE COMPANY		HULL & COMPANY, INC.

By:	/s/ Karen M. Padovese	By:	/s/ Bruce E. Bowers
Name:	Karen M. Padovese	Name:	Bruce E. Bowers
Title:	Vice President	Title:	S.V.P. 6/18/01